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                     October 17, 2022

       Jessica Fischer
       Chief Financial Officer
       Charter Communications, Inc.
       400 Washington Blvd.
       Stamford, Connecticut 06902

                                                        Re: Charter
Communications, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed January 28,
2022
                                                            Form 8-K filed
April 29, 2022
                                                            File No. 001-33664

       Dear Jessica Fischer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology